FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
May 12, 2021		Chairman & CEO
(414) 964-5000
mjkoss@koss.com

Koss Corp. Releases Third Quarter Results

Milwaukee, Wisconsin: Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high-fidelity headphone company, has reported its third quarter results for the quarter ended March 31, 2021.

Sales for the third quarter were $3,987,452, which is a 16.7% decrease from sales of $4,789,441 for the same three month period one year ago. The three month net loss was $474,168, compared to a net loss of $97,373 for the third quarter last year. Diluted and basic loss per common share for the quarter was $0.06 compared to a loss per common share of $0.01 for the same three month period one year ago.

Sales for the nine months ended March 31, 2021,  decreased 1.7%  to $14,125,537 compared to  $14,362,862 in the same period last year. The nine month net income was $161,651 compared to a net loss of $623,835 for the same period last year. Diluted and basic income per common share was $0.02 for the nine months ended March 31, 2021 compared to a loss per common share of $0.08 for the same nine month period one year ago.

"Net sales in the first nine months had a different composition than last year.  We saw a shift to US distributors, European distributors and domestic direct to consumer sales and a sharp decline in US mass retail," Michael J. Koss, Chairman and CEO, said today. "The business has shifted away from a concentration in mass market retailers to more consumer direct, specialty and distributor based channels.  The net decline in the quarter's sales revenue can largely be attributed to the sporadic service disruptions of freight carriers."

"Gross margins are improving with the shift in sales," Koss explained. "Domestic mass mart retailers typically yield lower gross margins than the other channels.  The net loss in the quarter included some unusual non-recurring items that increased administrative costs."

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Koss Corporation markets a complete line of high-fidelity headphones, wireless Bluetooth® speakers, computer headsets, telecommunications headsets, active noise canceling headphones, wireless headphones, and compact disc recordings of American Symphony Orchestras on the Koss Classics® label.

This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "may," "will," "should," "forecasts," "predicts," "potential," "continue," or the negative of such terms and other comparable terminology. These statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company's and its customers' products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances or new information. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

KOSS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31		March 31
	2021	2020	2021	2020
Net sales	$3,987,452	$4,789,441	$14,125,537	$14,362,862
Cost of goods sold	2,569,900	3,199,665	9,453,860	10,061,544
Gross profit	1,417,552	1,589,776	4,671,677	4,301,318

Selling, general and administrative expenses	2,271,615	1,687,676	5,393,211	4,938,983

(Loss) income from operations	(854,063)	(97,900)	(721,534)	(637,665)

Other income	378,805	—	885,505	—
Interest income	1,139	6,631	1,748	19,955

(Loss) income before income tax provision	(474,119)	(91,269)	165,719	(617,710)

Income tax provision	49	6,104	4,068	6,125

Net (loss) income	$(474,168)	$(97,373)	$161,651	$(623,835)

(Loss) income per common share:
Basic	$(0.06)	$(0.01)	$0.02	$(0.08)
Diluted	$(0.06)	$(0.01)	$0.02	$(0.08)

Weighted-average number of shares:
Basic	8,100,730	7,404,831	7,633,722	7,404,831
Diluted	8,100,730	7,404,831	9,188,002	7,404,831